Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AdTheorent Holding Company, Inc. (formerly MCAP Acquisition Corporation) on Post-Effective Amendment 1 to Form S-1 File No. 333-262201 of our report dated February 22, 2021, except for Notes 3, 5 and 7 which are dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of MCAP Acquisition Corporation as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, and of our audit report dated March 8, 2021, except for Notes 1 (Going Concern and Management’s Plans Section), 2, 7, 8, 9 and 10, which are dated December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the balance sheet of MCAP Acquisition Corporation as of March 2, 2021, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Melville, NY

April 11, 2022